Exhibit 99.1

Yum China Reports Fourth Quarter and Fiscal Year 2019 Results

Fourth quarter total revenues grew 6% or 8% in constant currency;

Fourth quarter total system sales grew 8% and same-store sales grew 2% in constant currency;

Opened 1,006 new stores in 2019

Shanghai, China (February 5, 2020) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC) today reported unaudited results for the fourth quarter and year ended December 31, 2019. Reported GAAP results include Special Items, which are excluded from adjusted measures.  Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China.  See “Reconciliation of Reported GAAP Results to Adjusted Measures” within this release.

Fourth Quarter Highlights

●	Total revenues increased 6% year over year to $2.03 billion from $1.91 billion (8% increase excluding foreign currency translation (“F/X”)).
●	Total system sales grew 8% year over year, with growth of 10% at KFC and 1% at Pizza Hut, excluding F/X.
●	Same-store sales grew 2% year over year, with a 3% increase at KFC and flat same-store sales at Pizza Hut, excluding F/X.
●	Restaurant margin was 12.4%, compared with 11.5% in the prior year period.
●	Operating Profit increased 14% year over year to $94 million from $84 million (16% increase excluding F/X).
●

Reported an impairment charge of $11 million on intangible assets and goodwill attributable to DAOJIA.com.cn (“Daojia”), compared with $12 million in the prior year period. Excluding this Special Item in 2018 and 2019, Adjusted Operating Profit increased 12% year over year (14% increase excluding F/X).

●	Effective tax rate was 26.8%.
●

Net Income increased 22% to $90 million from $74 million in the prior year period, primarily due to the increase in operating profit and mark to market gain from our equity investment in Meituan Dianping, partially offset by the lapping of a tax benefit adjusting the provisional amount of transition tax related to US tax reform in the fourth quarter of 2018. Adjusted Net Income increased to $98 million from $46 million in the prior year period. (2% year over year increase excluding the mark to market gain of $24 million in the fourth quarter of 2019 and mark to market loss of $27 million in the fourth quarter of 2018 from our equity investment in Meituan Dianping, 4% increase excluding F/X).

●

Diluted EPS increased 21% to $0.23 from $0.19 in the prior year period. Adjusted Diluted EPS increased to $0.25 from $0.12 in the prior year period (flat year over year excluding the mark to market gain or loss from our equity investment in Meituan Dianping in 2019 and 2018, respectively, 5% increase excluding F/X).

Full Year Highlights

●	Total revenues increased 4% year over year to $8.78 billion from $8.42 billion (9% increase excluding F/X).
●	Total system sales grew 9% year over year, with growth of 11% at KFC and 3% at Pizza Hut, excluding F/X.
●	Same-store sales increased 3% year over year, with a 4% increase at KFC and a 1% increase at Pizza Hut, excluding F/X.
●	Restaurant margin was 16.0%, compared with 15.7% in the prior year.
●

Operating Profit decreased 4% year over year to $901 million from $941 million, primarily due to lapping the Wuxi re-measurement gain of $98 million in the first quarter 2018. Excluding the Wuxi re-measurement gain and other Special Items, Adjusted Operating Profit increased 7% year over year to $912 million from $855 million (12% increase excluding F/X).

●	Effective tax rate was 25.9%.
●

Net Income increased 1% to $713 million from $708 million in the prior year. Adjusted Net Income increased 20% to $729 million from $606 million in the prior year (5% year over year increase excluding the mark to market gain of $63 million in 2019 and mark to market loss of $27 million in 2018 from our equity investment in Meituan Dianping, 11% increase excluding F/X).

●

Diluted EPS increased 3% to $1.84 from $1.79 in the prior year. Adjusted Diluted EPS increased 23% to $1.88 from $1.53 in the prior year (7% year over year increase excluding the mark to market gain or loss from our equity investment in Meituan Dianping in 2019 and 2018, respectively, 13% increase excluding F/X).

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

●	Opened 1,006 new stores during the year, bringing total store count to 9,200 across more than 1,300 cities.

Key Financial Results

	Fourth Quarter 2019				Full Year 2019
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+8	+2	+8	+14	+9	+3	+8	(4)
KFC	+10	+3	+11	+18	+11	+4	+11	+6
Pizza Hut	+1	-	+2	+73	+3	+1	+2	+17

	Fourth Quarter				Full Year
(in US$ million, except			% Change				% Change
for per share data and percentages)	2019	2018	Reported	Ex F/X	2019	2018	Reported	Ex F/X
Operating Profit	$94	$84	+14	+16	$901	$941	(4)	+1
Adjusted Operating Profit[1]	$105	$96	+12	+14	$912	$855	+7	+12
Net Income	$90	$74	+22	+23	$713	$708	+1	+6
Adjusted Net Income[1]	$98	$46	NM	NM	$729	$606	+20	+26
Basic Earnings Per Common Share	$0.24	$0.19	+26	+26	$1.89	$1.84	+3	+8
Adjusted Basic Earnings Per
Common Share[1]	$0.26	$0.12	NM	NM	$1.93	$1.58	+22	+28
Diluted Earnings Per Common Share	$0.23	$0.19	+21	+26	$1.84	$1.79	+3	+8
Adjusted Diluted Earnings Per
Common Share[1]	$0.25	$0.12	NM	NM	$1.88	$1.53	+23	+29

1 See “Reconciliation of Reported GAAP Results to Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

NM refers to changes over 100%, from negative to positive amounts or from zero to an amount.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X.

CEO and CFO Comments

“Fourth quarter results marked a strong finish to a solid year. We achieved our 13th consecutive quarter of system sales growth since the spin-off, and our operating profit grew double digits,” said Joey Wat, CEO of Yum China. “In 2019, we expanded our footprint with over a thousand new stores, setting a new record for Company annual store openings and further strengthening our leading market position. We continue to innovate and invest across multiple fronts to ensure an excellent customer experience, both online and in-store.”

Ms. Joey Wat continued, “Looking into 2020, the coronavirus outbreak is a major public health situation in China. Our top priority is the health and safety of our employees and customers. We have implemented various preventative measures across our restaurants and other workplaces to help protect our employees and customers. We will continue to monitor this fluid situation and respond accordingly. Despite this challenge and disruption to our business, we remain confident in the long-term market potential in China. We are differentiated by our world-class development, operations and innovation capabilities, which drove our success in the past and will help sustain our growth for years to come.”

Andy Yeung, CFO of Yum China, added, “Our solid profit growth and healthy balance sheet enabled us to return $442 million to shareholders in 2019 through dividends and share repurchases. Looking ahead, while it is difficult to fully ascertain the expected impact of the coronavirus outbreak at this time, we can reasonably expect it to materially affect our 2020 sales and profits. Commodity and wage inflation are also expected to remain challenging, especially in the first half. Despite the headwinds, we are committed to grow in China and intend to step up our investment in digital, supply chain and emerging brands to support that growth.”

Dividend and Share Repurchase

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on March 25, 2020 to shareholders of record as of the close of business on March 4, 2020.

●	During the fourth quarter, we repurchased approximately 1.3 million shares of Yum China common stock for $57.2 million at an average price of $43.94 per share.

Digital and Delivery

●	As of December 31, 2019, the KFC loyalty program had over 215 million members and the Pizza Hut loyalty program had over 70 million members, an increase of 35% and 33%, respectively, year over year.
●

Delivery contributed to 23% of Company sales in the fourth quarter of 2019, an increase of 3 percentage points year over year. Delivery services are now available in 1,249 cities, up from 1,118 cities at the end of the prior year period.

●	Digital orders, including delivery, mobile orders and kiosk orders, accounted for 61% of Company sales in the fourth quarter of 2019, an increase of 17 percentage points year over year.

New-Unit Development and Asset Upgrade

●	The Company opened 360 new stores in the fourth quarter and 1,006 new stores for the full year 2019, mainly driven by development of the KFC brand.
●	The Company remodeled 416 stores in the fourth quarter and 972 stores for the full year 2019.
	New Units		Restaurant Count
	Fourth Quarter	Full Year	As of Year-End
	2019	2019	2019	2018
Yum China	360	1,006	9,200	8,484
KFC	241	742	6,534	5,910
Pizza Hut	48	132	2,281	2,240
Others[2]	71	132	385	334

2 Others include Little Sheep, East Dawning, Taco Bell and COFFii & JOY.

Restaurant Margin

●

Yum China restaurant margin was 12.4% in the fourth quarter of 2019 and 16.0% in the full year 2019, compared with 11.5% and 15.7% in the prior year periods, primarily attributable to sales leverage, productivity improvement and other cost savings, partially offset by wage and commodity inflation and promotional activities.

	Fourth Quarter			Full Year
	2019	2018	% pts change	2019	2018	% pts change
Yum China	12.4%	11.5%	+0.9	16.0%	15.7%	+0.3
KFC	14.5%	14.3%	+0.2	17.8%	17.9%	(0.1)
Pizza Hut	6.7%	4.9%	+1.8	11.1%	10.3%	+0.8

2020 Outlook

●	The Company provides the following fiscal year 2020 targets, subject to revision based on the impact from the coronavirus:
-	Between 800 and 850 gross new stores.
-	Capital expenditures between $500 million and $550 million.

Impact of Coronavirus Outbreak

Since the start of the year, the novel coronavirus outbreak in China has significantly impacted the Company’s operations. The situation is complex and rapidly evolving, and the Company cannot yet fully ascertain the expected impact. However, based on information currently available, the Company believes that the outbreak is likely to have a materially adverse impact on the Company’s operating and financial results for the first quarter of 2020 and full year 2020.

The Company has taken a number of measures to protect its employees, customers and business partners, including the temporary closure of more than 30% of its restaurants in China. For restaurants that remain open, same-store sales since the Chinese New Year holiday period were down 40-50% compared to the comparable Chinese New Year holiday period in 2019, due to shortened operating hours, reduced traffic and other factors related to the outbreak. At this time, the Company cannot forecast when the closed restaurants will re-open (and at what rate) and the traffic will be restored (and at what level), or the other factors relating to the outbreak that will continue to impact the Company’s operations. Furthermore, the Company may be required or otherwise decide to close additional stores, reduce operating hours, or take other steps, as the situation warrants.

As a result of the outbreak, the Company may experience operating losses for the first quarter of 2020, and if the sales trend continues, for the full year 2020. Future operations, as well as the Company’s cash flows and financial position, may be materially and adversely influenced by further developments related to the outbreak, including potential additional announcements and actions from the central government and local authorities, disruption in our supply chain, inability to provide safety measures to protect our employees, or other reasons.

Conference Call

Yum China’s management will hold an earnings conference call at 7:00 p.m. U.S. Eastern Time on Wednesday, February 5, 2020 (8:00 a.m. Beijing/Hong Kong Time on Thursday, February 6, 2020). A copy of the presentation will be available on the Yum China Holdings, Inc. website, http://ir.yumchina.com.

U.S.:	+1 845 675 0437
Mainland China:	400 620 8038 or 800 819 0121
Hong Kong:	+852 3018 6771
U.K.:	+44 20 36214779
International:	+65 6713 5090
Password:	Yum China

A replay of the conference call will be available two hours after the call ends until 8:00 a.m. U.S. Eastern Time on Wednesday, February 12, 2020 (9:00 p.m. Beijing/Hong Kong Time on Wednesday, February 12, 2020) and may be accessed by phone at the following numbers:

U.S.:	+1 855 452 5696
International:	+61 2 9003 4211
Passcode:	5757148

Additionally, a live webcast and an archived webcast of this conference call will be available at http://ir.yumchina.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2020 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, business plans, investment plans, earnings, performance and returns of Yum China, statements regarding the revitalization of Pizza Hut, anticipated effects of population and macroeconomic trends, and the expected impact of the coronavirus outbreak and the capital structure of Yum China, the anticipated effects of our digital and delivery capabilities on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, our ability to control costs and expenses, including tax costs, as well as changes in political, economic, regulatory and public health conditions in China, including the coronavirus outbreak. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, East Dawning and COFFii & JOY concepts outright. The Company had 9,200 restaurants in over 1,300 cities at the end of December 2019. Yum China ranked # 362 on the Fortune 500 list for 2019. In 2020, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2020 in China by the Top Employers Institute, both for the second consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2019	12/31/2018	B/(W)		12/31/2019	12/31/2018	B/(W)
Revenues
Company sales	$1,813	$1,721	5		$7,925	$7,633	4
Franchise fees and income	35	31	9		148	141	5
Revenues from transactions with franchisees and unconsolidated affiliates	158	142	12		654	603	9
Other revenues	23	20	18		49	38	31
Total revenues	2,029	1,914	6		8,776	8,415	4
Costs and Expenses, Net
Company restaurants
Food and paper	583	551	(6)		2,479	2,326	(7)
Payroll and employee benefits	436	418	(4)		1,807	1,714	(5)
Occupancy and other operating expenses	569	553	(3)		2,373	2,394	1
Company restaurant expenses	1,588	1,522	(4)		6,659	6,434	(3)
General and administrative expenses	147	122	(19)		487	456	(7)
Franchise expenses	16	16	(4)		71	71	(1)
Expenses for transactions with franchisees and unconsolidated affiliates	157	141	(12)		645	595	(8)
Other operating costs and expenses	17	12	(35)		37	29	(27)
Closures and impairment expenses, net	22	26	12		36	41	10
Other income, net	(12)	(9)	46		(60)	(152)	(60)
Total costs and expenses, net	1,935	1,830	(6)		7,875	7,474	(5)
Operating Profit	94	84	14		901	941	(4)
Interest income, net	10	8	17		39	36	7
Investment gain (loss)	24	(27)	NM		63	(27)	NM
Income Before Income Taxes	128	65	98		1,003	950	6
Income tax (provision) benefit	(34)	13	NM		(260)	(214)	(21)
Net income – including noncontrolling interests	94	78	21		743	736	1
Net income – noncontrolling interests	4	4	(6)		30	28	(6)
Net Income – Yum China Holdings, Inc.	$90	$74	22		$713	$708	1
Effective tax rate	26.8%	(20.1)%	(46.9)	ppts.	25.9%	22.6%	(3.3)	ppts.

Basic Earnings Per Common Share	$0.24	$0.19			$1.89	$1.84
Weighted average shares outstanding (in millions)	376	380			377	384

Diluted Earnings Per Common Share	$0.23	$0.19			$1.84	$1.79
Weighted average shares outstanding (in millions)	387	389			388	395

Cash Dividends Declared Per Common Share	$0.12	$0.12			$0.48	$0.42

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.2	32.0	(0.2)	ppts.	31.3	30.5	(0.8)	ppts.
Payroll and employee benefits	24.0	24.3	0.3	ppts.	22.8	22.5	(0.3)	ppts.
Occupancy and other operating expenses	31.4	32.2	0.8	ppts.	29.9	31.3	1.4	ppts.
Restaurant margin	12.4%	11.5%	0.9	ppts.	16.0%	15.7%	0.3	ppts.
Operating margin	5.2%	4.8%	0.4	ppts.	11.4%	12.3%	(0.9)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2019	12/31/2018	B/(W)		12/31/2019	12/31/2018	B/(W)
Revenues
Company sales	$1,344	$1,247	8		$5,839	$5,495	6
Franchise fees and income	32	28	7		136	132	2
Revenues from transactions with franchisees and unconsolidated affiliates	16	14	18		64	61	6
Other revenues	—	—	NM		1	—	NM
Total revenues	1,392	1,289	8		6,040	5,688	6
Costs and Expenses, Net
Company restaurants
Food and paper	432	398	(9)		1,835	1,679	(9)
Payroll and employee benefits	303	288	(5)		1,245	1,167	(7)
Occupancy and other operating expenses	412	384	(8)		1,717	1,665	(3)
Company restaurant expenses	1,147	1,070	(7)		4,797	4,511	(6)
General and administrative expenses	59	58	—		207	193	(7)
Franchise expenses	16	16	(2)		69	69	—
Expenses for transactions with franchisees and unconsolidated affiliates	16	13	(16)		64	60	(5)
Other operating costs and expenses	1	—	57		1	—	(30)
Closures and impairment expenses, net	2	4	46		9	10	15
Other income, net	(10)	(8)	25		(56)	(50)	10
Total costs and expenses, net	1,231	1,153	(7)		5,091	4,793	(6)
Operating Profit	$161	$136	18		$949	$895	6
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.2	31.8	(0.4)	ppts.	31.4	30.5	(0.9)	ppts.
Payroll and employee benefits	22.6	23.1	0.5	ppts.	21.3	21.2	(0.1)	ppts.
Occupancy and other operating expenses	30.7	30.8	0.1	ppts.	29.5	30.4	0.9	ppts.
Restaurant margin	14.5%	14.3%	0.2	ppts.	17.8%	17.9%	(0.1)	ppts.
Operating margin	12.0%	11.0%	1.0	ppts.	16.2%	16.3%	(0.1)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2019	12/31/2018	B/(W)		12/31/2019	12/31/2018	B/(W)
Revenues
Company sales	$457	$466	(2)		$2,045	$2,106	(3)
Franchise fees and income	1	1	80		4	3	71
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	NM		4	2	NM
Other revenues	—	—	NM		1	—	NM
Total revenues	459	468	(2)		2,054	2,111	(3)
Costs and Expenses, Net
Company restaurants
Food and paper	149	151	2		633	637	1
Payroll and employee benefits	129	128	(1)		549	538	(2)
Occupancy and other operating expenses	149	165	9		636	716	11
Company restaurant expenses	427	444	4		1,818	1,891	4
General and administrative expenses	25	22	(13)		101	102	1
Franchise expenses	—	—	(23)		2	2	(32)
Expenses for transactions with franchisees and unconsolidated affiliates	1	1	NM		4	2	NM
Other operating costs and expenses	—	—	(42)		1	—	NM
Closures and impairment expenses, net	9	10	17		14	19	27
Other income, net	—	—	NM		—	(2)	NM
Total costs and expenses, net	462	477	3		1,940	2,014	4
Operating (Loss) Profit	$(3)	$(9)	73		$114	$97	17
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.4	32.4	—	ppts.	30.9	30.2	(0.7)	ppts.
Payroll and employee benefits	28.2	27.3	(0.9)	ppts.	26.8	25.5	(1.3)	ppts.
Occupancy and other operating expenses	32.7	35.4	2.7	ppts.	31.2	34.0	2.8	ppts.
Restaurant margin	6.7%	4.9%	1.8	ppts.	11.1%	10.3%	0.8	ppts.
Operating margin	(0.6)%	(2.0)%	1.4	ppts.	5.6%	4.6%	1.0	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	12/31/2019	12/31/2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,046	$1,266
Short-term investments	611	122
Accounts receivable, net	88	80
Inventories, net	380	307
Prepaid expenses and other current assets	134	177
Total Current Assets	2,259	1,952
Property, plant and equipment, net	1,594	1,615
Operating lease right-of-use assets	1,985	—
Goodwill	254	266
Intangible assets, net	94	116
Deferred income taxes	95	89
Investments in unconsolidated affiliates	89	81
Other assets	580	491
Total Assets	6,950	4,610
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,691	1,199
Income taxes payable	45	54
Total Current Liabilities	1,736	1,253
Non-current operating lease liabilities	1,803	—
Finance lease obligations	26	25
Other liabilities	210	355
Total Liabilities	3,775	1,633
Redeemable Noncontrolling Interest	—	1
Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 395 million shares and 392 million shares issued at December 31, 2019 and 2018, respectively; 376 million shares and 379 million shares outstanding at December 31, 2019 and 2018, respectively	4	4
Treasury stock	(721)	(460)
Additional paid-in capital	2,427	2,402
Retained earnings	1,416	944
Accumulated other comprehensive loss	(49)	(17)
Total Yum China Holdings, Inc. Stockholders’ Equity	3,077	2,873
Noncontrolling interests	98	103
Total Equity	3,175	2,976
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$6,950	$4,610

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year Ended
	12/31/2019	12/31/2018
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$743	$736
Depreciation and amortization	428	445
Amortization of operating lease right-of-use assets	339	—
Closures and impairment expenses	36	41
Gain from re-measurement of equity interest upon acquisition	—	(98)
Investment (gain) loss	(63)	27
Equity income from investments in unconsolidated affiliates	(69)	(65)
Distributions of income received from unconsolidated affiliates	73	63
Deferred income taxes	16	33
Share-based compensation expense	26	24
Changes in accounts receivable	(9)	(13)
Changes in inventories	(77)	(23)
Changes in prepaid expenses and other current assets	(3)	(22)
Changes in accounts payable and other current liabilities	171	254
Changes in income taxes payable	(8)	17
Changes in non-current operating lease liabilities	(381)	—
Other, net	(37)	(86)
Net Cash Provided by Operating Activities	1,185	1,333
Cash Flows – Investing Activities
Capital spending	(435)	(470)
Purchases of short-term investments	(1,024)	(604)
Maturities of short-term investments	534	680
Acquisition of business, net of cash acquired	—	(91)
Investment in equity securities	—	(74)
Other, net	15	7
Net Cash Used in Investing Activities	(910)	(552)
Cash Flows – Financing Activities
Repurchase of shares of common stock	(265)	(307)
Cash dividends paid on common stock	(181)	(161)
Dividends paid to noncontrolling interests	(32)	(36)
Other, net	(2)	(14)
Net Cash Used in Financing Activities	(480)	(518)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(6)	(56)
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(211)	207
Cash, Cash Equivalents and Restricted Cash - Beginning of Year	1,266	1,059
Cash, Cash Equivalents and Restricted Cash - End of Year	1,055	1,266

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at a rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year. We refer to these as our “base” stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with US Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted EPS, Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, depreciation, amortization and other items, including store impairment charges and Special Items. The Special Items consist of impairment on intangible assets and goodwill attributable to the Daojia business, gain recognized from the re-measurement of our previously held equity interest in Wuxi KFC at fair value upon acquisition and transition tax impact from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), as described in the accompanying notes. The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation, amortization and other items, including store impairment charges and Special Items. These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.  These adjusted measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited Condensed Consolidated Statements of Income and other information presented herein. A reconciliation of the most directly comparable GAAP measures to adjusted measures is presented as below.

	Quarter Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Detail of Special Items

Daojia impairment(b)	$(11)	$(12)	$(11)	$(12)
Gain from re-measurement of equity interest upon acquisition(c)	$—	$—	$—	$98
Special Items, Operating Profit	(11)	(12)	(11)	86
Tax effect on Special Items(d)	1	3	1	(21)
Impact from the Tax Act(e)	—	36	(8)	36
Special Items, net income – including noncontrolling interests	(10)	27	(18)	101
Special Items, net income – noncontrolling interests	(2)	(1)	(2)	(1)
Special Items, Net Income –Yum China Holdings, Inc.	$(8)	$28	$(16)	$102
Weighted Average Diluted Shares Outstanding	387	389	388	395
Special Items, Diluted Earnings Per Common Share	$(0.02)	$0.07	$(0.04)	$0.26
Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$94	$84	$901	$941
Special Items, Operating Profit	(11)	(12)	(11)	86
Adjusted Operating Profit	$105	$96	$912	$855
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$90	$74	$713	$708
Special Items, Net Income –Yum China Holdings, Inc.	(8)	28	(16)	102
Adjusted Net Income – Yum China Holdings, Inc.	$98	$46	$729	$606
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.24	$0.19	$1.89	$1.84
Special Items, Basic Earnings Per Common Share	(0.02)	0.07	(0.04)	0.26
Adjusted Basic Earnings Per Common Share	$0.26	$0.12	$1.93	$1.58
Diluted Earnings Per Common Share	$0.23	$0.19	$1.84	$1.79
Special Items, Diluted Earnings Per Common Share	(0.02)	0.07	(0.04)	0.26
Adjusted Diluted Earnings Per Common Share	$0.25	$0.12	$1.88	$1.53
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	26.8%	(20.1)%	25.9%	22.6%
Impact on effective tax rate as a result of Special Items	1.7%	(53.6)%	1.0%	(3.9)%
Adjusted effective tax rate	25.1%	33.5%	24.9%	26.5%

Notes to the Condensed Consolidated Statements of Income, Condensed Consolidated Balance Sheets,

Condensed Consolidated Statements of Cash Flows and Reconciliation of Reported GAAP Results to Adjusted Measures

(in US$ million)

(unaudited)

(a)

Amounts presented as of and for the quarter and year ended December 31, 2019 are unaudited, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 may contain updates to the information disclosed in this press release.

(b)

During the year ended December 31, 2019 and 2018, we recorded an impairment charge of $11 million and $12 million, respectively, on intangible assets and goodwill attributable to the Daojia business. It was included in Closures and impairment expenses in our Condensed Consolidated Statement of Income, but was not allocated to any segment for performance reporting purposes. We recorded a tax benefit of $1 million and $3 million associated with the impairment, respectively, and allocated $2 million and $1 million of the after-tax impairment charge to noncontrolling interests, respectively.

(c)

As a result of the acquisition of Wuxi KFC in the first quarter of 2018, the Company recognized a gain of $98 million from the re-measurement of our previously held 47% equity interest at fair value, which was not allocated to any segment for performance reporting purposes.

(d)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.
(e)

In the fourth quarter of 2018, we recognized a tax benefit of $36 million as a result of adjusting the provisional amount of transition tax previously recorded. We completed the evaluation of the impact on our transition tax computation based on the final regulations released by the U.S. Treasury Department and the U.S. Internal Revenue Service in the first quarter of 2019 and recorded an additional tax expense of $8 million for the transition tax accordingly.

Reconciliation of Net Income to Adjusted EBITDA

(in US$ million)

(unaudited)

Net income, along with the reconciliation to Adjusted EBITDA, is presented below.

	Quarter Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$90	$74	$713	$708
Net income – noncontrolling interests	4	4	30	28
Income tax provision (benefit)	34	(13)	260	214
Interest income, net	(10)	(8)	(39)	(36)
Investment (gain) loss	(24)	27	(63)	27
Operating Profit	94	84	901	941
Special Items, Operating Profit	11	12	11	(86)
Adjusted Operating Profit	105	96	912	855
Depreciation and amortization	106	102	428	445
Store impairment charges	11	17	38	40
Adjusted EBITDA	$222	$215	$1,378	$1,340

Unit Count by Brand

KFC

	12/31/2018	New Builds	Closures	Refranchised	12/31/2019
Company-owned	4,597	586	(83)	(17)	5,083
Unconsolidated affiliates	811	106	(21)	—	896
Franchisees	502	50	(14)	17	555
Total	5,910	742	(118)	—	6,534

Pizza Hut

	12/31/2018	New Builds	Closures	Refranchised	12/31/2019
Company-owned	2,188	117	(90)	(37)	2,178
Franchisees	52	15	(1)	37	103
Total	2,240	132	(91)	—	2,281

Others

	12/31/2018	New Builds	Closures	Refranchised	12/31/2019
Company-owned	47	54	(5)	(2)	94
Franchisees	287	78	(76)	2	291
Total	334	132	(81)	—	385

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 12/31/2019	KFC	Pizza Hut	All Other Segments(1)	Corporate and Unallocated(2)	Elimination	Total
Company sales	$1,344	$457	$12	$—	$—	$1,813
Franchise fees and income	32	1	2	—	—	35
Revenues from transactions with franchisees and unconsolidated affiliates	16	1	8	133	—	158
Other revenues	—	—	32	1	(10)	23
Total revenues	$1,392	$459	$54	$134	$(10)	$2,029
Company restaurant expenses	1,147	427	13	—	1	1,588
General and administrative expenses	59	25	10	53	—	147
Franchise expenses	16	—	—	—	—	16
Expenses for transactions with franchisees and unconsolidated affiliates	16	1	7	133	—	157
Other operating costs and expenses	1	—	26	1	(11)	17
Closures and impairment income, net	2	9	—	11	—	22
Other income, net	(10)	—	—	(2)	—	(12)
Total costs and expenses, net	1,231	462	56	196	(10)	1,935
Operating Profit (Loss)	$161	$(3)	$(2)	$(62)	$—	$94

Quarter Ended 12/31/2018	KFC	Pizza Hut	All Other Segments(1)	Corporate and Unallocated(2)	Elimination	Total
Company sales	$1,247	$466	$8	$—	$—	$1,721
Franchise fees and income	28	1	2	—	—	31
Revenues from transactions with franchisees and unconsolidated affiliates	14	1	8	119	—	142
Other revenues	—	—	26	1	(7)	20
Total revenues	$1,289	$468	$44	$120	$(7)	$1,914
Company restaurant expenses	1,070	444	7	—	1	1,522
General and administrative expenses	58	22	8	34	—	122
Franchise expenses	16	—	—	—	—	16
Expenses for transactions with franchisees and unconsolidated affiliates	13	1	7	120	—	141
Other operating costs and expenses	—	—	19	1	(8)	12
Closures and impairment income, net	4	10	—	12	—	26
Other income, net	(8)	—	(1)	—	—	(9)
Total costs and expenses, net	1,153	477	40	167	(7)	1,830
Operating Profit (Loss)	$136	$(9)	$4	$(47)	$—	$84

Year Ended 12/31/2019	KFC	Pizza Hut	All Other Segments(1)	Corporate and Unallocated(2)	Elimination	Total
Company sales	$5,839	$2,045	$41	$—	$—	$7,925
Franchise fees and income	136	4	8	—	—	148
Revenues from transactions with franchisees and unconsolidated affiliates	64	4	28	558	—	654
Other revenues	1	1	81	4	(38)	49
Total revenues	$6,040	$2,054	$158	$562	$(38)	$8,776
Company restaurant expenses	4,797	1,818	44	—	—	6,659
General and administrative expenses	207	101	34	145	—	487
Franchise expenses	69	2	—	—	—	71
Expenses for transactions with franchisees and unconsolidated affiliates	64	4	23	554	—	645
Other operating costs and expenses	1	1	69	4	(38)	37
Closures and impairment expenses, net	9	14	2	11	—	36
Other income, net	(56)	—	—	(4)	—	(60)
Total costs and expenses, net	5,091	1,940	172	710	(38)	7,875
Operating Profit (Loss)	$949	$114	$(14)	$(148)	$—	$901

Year Ended 12/31/2018	KFC	Pizza Hut	All Other Segments(1)	Corporate and Unallocated(2)	Elimination	Total
Company sales	$5,495	$2,106	$32	$—	$—	$7,633
Franchise fees and income	132	3	6	—	—	141
Revenues from transactions with franchisees and unconsolidated affiliates	61	2	26	514	—	603
Other revenues	—	—	51	3	(16)	38
Total revenues	$5,688	$2,111	$115	$517	$(16)	$8,415
Company restaurant expenses	4,511	1,891	32	—	—	6,434
General and administrative expenses	193	102	33	128	—	456
Franchise expenses	69	2	—	—	—	71
Expenses for transactions with franchisees and unconsolidated affiliates	60	2	21	512	—	595
Other operating costs and expenses	—	—	43	2	(16)	29
Closures and impairment expenses, net	10	19	—	12	—	41
Other income, net	(50)	(2)	(2)	(98)	—	(152)
Total costs and expenses, net	4,793	2,014	127	556	(16)	7,474
Operating Profit (Loss)	$895	$97	$(12)	$(39)	$—	$941

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)

Starting from the first quarter of 2019, our newly developed COFFii & JOY concept and e-commerce business became operating segments, as their financial results started being regularly reviewed by the Company’s chief operating decision maker. Accordingly, our six non-reportable operating segments, reflecting the operations of East Dawning, Little Sheep, Taco Bell, Daojia, COFFii & JOY and our e-commerce business, are combined and referred to as All Other Segments, as those operating segments are insignificant both individually and in the aggregate. Segment financial information for prior quarters has been recast to align with this change in segment reporting. There was no impact on the condensed consolidated financial statements of the Company as a result of this change.

(2)

Corporate and unallocated expenses comprise items that are not allocated to segments for performance reporting purposes. Amount includes revenues and expenses associated with transactions with franchisees and unconsolidated affiliates such as inventory procurement and other services provided to franchisees and unconsolidated affiliates. The Corporate and Unallocated column in the above tables includes, among other amounts, all amounts that we have deemed Special Items. See “Reconciliation of Reported GAAP Results to Adjusted Measures”.